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                                   EXHIBIT 11


              FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                   COMPUTATION OF PRIMARY AND FULLY DILUTED
                              EARNINGS PER SHARE
                   (In thousands, except per share amounts)

                                                                         Three months ended
                                                                              March 31,
                                                                     --------------------------
                                                                       1995(1)           1994
                                                                     ---------         --------
                                                                             (Unaudited)
Earnings (loss) before extraordinary item                             $(2,448)          $ 6,805
Extraordinary item -- loss on early retirement of
 Senior Notes, net of applicable income tax benefit of $(437)            (813)              --
                                                                       ------            ------
Primary earnings (loss)                                                (3,261)            6,805
Add:  Amortization of original issue discount and debt
 issuance costs, net of income tax effect, applicable to LYONs            --                507
                                                                       ------            ------
Fully diluted earnings (loss)                                         $(3,261)          $ 7,312
                                                                       ======            ======

Weighted average shares outstanding
  during the period                                                    11,948            15,322
Common stock equivalent shares - primary                                 --                 559
                                                                       ------            ------
Common and common stock equivalent shares for purpose
  of calculating primary earnings (loss) per share                     11,948            15,881
Incremental shares to reflect full dilution                              --               2,260
                                                                       ------            ------
Total shares for purpose of calculating fully diluted
  earnings (loss) per share                                            11,948            18,141
                                                                       ======            ======

Primary earnings (loss) per share before extraordinary item           $  (.20)          $   .43

Extraordinary item, loss on early retirement
  of Senior Debt, net of income tax benefit                              (.07)              --
                                                                       ------            ------

Primary earnings (loss) per share                                     $  (.27)          $   .43
                                                                       ======            ======

Fully diluted earnings (loss) per share                               $  (.27)          $   .40
                                                                       ======            ======





(1) The impact of the assumed conversion of dilutive securities is antidilutive, and is therefore excluded from the computation.





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